Exhibit N

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of AllianzGI Convertible & Income Fund II (hereafter referred to as the “Fund”) of our report dated April 24, 2020, relating to the financial statements and financial highlights, which appears in the Fund’s Annual Report on Form N-CSR for the year ended February 29, 2020. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

June 1, 2020